Exhibit 23.2

EliteCPA P.C.
200 Centennial Ave, Suite 106, Piscataway, NJ 08854
Tel: (732) 896 0272, Website: www.EliteCPAPC.com

August 18, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated August 13, 2026 to the Form F-1 of Lianhe Sowell International Group Ltd, relating to the audit of the consolidated balance sheets of Lianhe Sowell International Group Ltd and its subsidiaries (the “Company”) as of March 31, 2026, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows in the year ended March 31, 2026 and the related notes (collectively referred to as the “financial statements”) included herein.

Very truly yours,

/s/ EliteCPA P.C.
EliteCPA P.C.

Certified Public Accountants
PCAOB Number: 7238